BRITISH COLUMBIA

Ministry of Finance
Corporate and Personal
Property Registries

Number: BC0592958

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that QUICKSILVER VENTURES INC. changed its name to KEEGAN RESOURCES INC. on February 28, 2005, at 10:54 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On February 28, 2005

JOHN S. POWELL
Registrar of Companies
Province of British Columbia
Canada